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                                  O'LAKES, INC.
                                  NEWS RELEASE


For information call:
      Lydia Botham, Land O'Lakes, Inc.: 651-481-2123
      Lisa Hertel, Land O'Lakes, Inc.:  651-765-5557

           LAND O'LAKES NAMES FERNANDO PALACIOS TO LEAD FEED DIVISION

December 7, 2004 - Arden Hills, Minn. -- Land O'Lakes, Inc. today announced that Fernando Palacios has been named Executive Vice President of Feed, effective immediately. Palacios replaces Robert M. DeGregorio, who resigned on November 12, 2004. Palacios has been Vice President of Dairy Foods Operations and Supply Chain at Land O'Lakes since 2000. He has nearly 20 years of management experience in the packaged good industry, leading operations with Haagen-Dazs, Pillsbury and Kraft Foods. He also played a key role in the consulting practices for supply chain management and e-business for KPMG.

"Fernando is a leader with a proven ability to motivate people, build customer relationships, solve problems and drive performance," said Jack Gherty, Land O'Lakes President and Chief Executive Officer. "During his time with Land O'Lakes, he has also developed an understanding and appreciation of our cooperative relationship with producer-members and member cooperatives."

Palacios has an MBA from the University of Minnesota, a Masters Degree in Dairy Science and Bachelors of Science Degree in Food Science from Mississippi State University.

Land O'Lakes, Inc. (www.landolakesinc.com) is a national farmer-owned food and agricultural cooperative with annual sales of more than $6 billion. Land O'Lakes does business in all fifty states and more than fifty countries. It is a leading marketer of a full line of dairy-based consumer, foodservice and food ingredient products across the United States; serves its international customers with a variety of food and animal feed ingredients; and provides farmers and ranchers with an extensive line of agricultural supplies (feed, seed, crop nutrients and crop protection products) and services.